SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Instructure, Inc.

(Name of Registrant as Specified In Its Charter)

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INSTRUCTURE, INC.

6330 South 3000 East, Suite 700

Salt Lake City, UT 84121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 24, 2018

Dear Instructure Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Instructure, Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, May 24, 2018 at 10:00 a.m. local time at the Company’s executive offices located at 6330 South 3000 East, Suite 700, Salt Lake City, UT, 84121 for the following purposes:

1.	To elect the six nominees for director named herein to the Board of Directors to hold office until the next Annual Meeting and their successors are duly elected and qualified.
2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement.
3.	To approve, on an advisory basis, the frequency of solicitation of future advisory votes to approve named executive officer compensation.
4.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2018.
5.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

The record date for the Annual Meeting is March 26, 2018. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Matthew A. Kaminer
Senior Vice President, General Counsel and Secretary

Salt Lake City, UT

April 6, 2018

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

TABLE OF CONTENTS

Page
PROXY STATEMENT	1

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING	1

PROPOSAL NO. 1 ELECTION OF DIRECTORS	6

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	9

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS	10

PROPOSAL NO. 2 APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE PROXY STATEMENT	14

PROPOSAL NO. 3 APPROVAL, ON AN ADVISORY BASIS, OF THE FREQUENCY OF SOLICITATION OF FUTURE ADVISORY VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	16

PROPOSAL NO. 4 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	17

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	19

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	20

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	22

EXECUTIVE OFFICERS	23

EXECUTIVE COMPENSATION	25

DIRECTOR COMPENSATION	40

EQUITY COMPENSATION PLAN INFORMATION	42

TRANSACTIONS WITH RELATED PERSONS	43

HOUSEHOLDING OF PROXY MATERIALS	44

OTHER MATTERS	45

INSTRUCTURE, INC.

6330 South 3000 East, Suite 700

Salt Lake City, UT 84121

PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 24, 2018

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of Instructure, Inc. (the “Company,” “Instructure” “we,” us” or “our”) is soliciting your proxy to vote at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 6, 2018 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after April 16, 2018.

How do I attend the Annual Meeting?

The meeting will be held on Thursday, May 24, 2018 at 10:00 a.m. local time at the Company’s executive offices located at 6330 South 3000 East, Suite 700, Salt Lake City, UT, 84121. For directions to the Company’s executive offices, please call us at (800) 203-6755. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 26, 2018 will be entitled to vote at the Annual Meeting. On this record date, there were 34,285,104 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 26, 2018 your shares were registered directly in your name with Instructure’s transfer agent, Computershare Trust Company N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 26, 2018 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	election of six directors;
•	approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this proxy statement;
•	approval, on an advisory basis, of the frequency of solicitation of future advisory votes to approve named executive officer compensation; and
•

ratification of selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2018.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. With regard to your advisory vote on how frequently we should solicit shareholder advisory approval of executive compensation, you may vote for any one of the following: “One Year,” “Two Years” or “Three Years,” or you may abstain from voting on that matter. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
•

To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Daylight Time on May 23, 2018 to be counted.

•

To vote through the internet, go to http://www.investorvote.com/INST to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m. Eastern Daylight Time on May 23, 2018 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 26, 2018.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Ratification of the selection of auditors is considered a “routine” matter. Accordingly, your broker or nominee may not vote your shares on Proposal Nos. 1, 2 or 3 without your instructions, but may vote your shares on Proposal 4 even in the absence of your instructions.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted as follows:

•	“For” the election of each nominee for director;
•	“For” an advisory resolution approving named executive officer compensation;
•	“One Year” on the frequency of solicitation of stockholder approval of named executive officer compensation; and
•

“For” the ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2018.

If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•	You may send a timely written notice that you are revoking your proxy to Instructure’s Secretary at 6330 South 3000 East, Suite 700, Salt Lake City, UT 84121.
•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 7, 2018, to our Corporate Secretary at 6330 South 3000 East, Suite 700, Salt Lake City, UT 84121, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that if our 2019 Annual Meeting of Stockholders is held before April 24, 2019 or after June 23, 2019, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2019 Annual Meeting of Stockholders. If you wish to submit a proposal (including a director nomination) at the 2019 Annual Meeting of Stockholders that is not to be included in next year’s proxy materials, the proposal must be received by our Corporate Secretary not later than the close of business on February 23, 2019, nor earlier than the close of business on January 24, 2019; provided, however, that if our 2019 Annual Meeting of Stockholders is held before April 24, 2019 or after June 23, 2019, then the proposal must be received no earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; with respect to the proposal regarding the frequency of stockholder advisory votes to approve named executive officer compensation, votes for the frequency of every “One Year,” “Two Years,” or “Three Years,” abstentions and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and broker non-votes. Abstentions on Proposal Nos. 2 and 3 will be counted towards the vote and will have the same effect as “Against” votes. Broker non-votes have no effect on the outcome of the vote for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

•

For the election of directors, the six nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withhold” will affect the outcome.

•

For the approval of the advisory vote to approve named executive officer compensation, Proposal No. 2 must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

For the approval of our recommendation of “One Year” on the advisory vote on the frequency of solicitation of stockholder approval of named executive officer compensation, the frequency of “One Year” must receive a plurality of votes from the holders of shares of common stock present in person or represented by proxy and entitled to vote on the matter. Abstentions and broker non-votes will have no effect.

•

For the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect, however, Proposal No. 4 is considered a routine matter, and therefore no broker non-votes are expected to exist in connection with Proposal No. 4.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the outstanding shares of stock entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 34,285,104 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the voting power of the outstanding shares of stock entitled to vote present at the meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended Form 8-K to publish the final results.

Proposal No. 1

Election Of Directors

Instructure’s Board of Directors currently consists of seven directors. There are six nominees for director at the Annual Meeting. At the Annual Meeting, the authorized size of the Board of Directors will be reduced to six members. All six nominees are currently serving as directors and are standing for re-election. Each director to be elected and qualified will hold office until the next annual meeting of stockholders and until his or her successor is elected, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to invite nominees for directors to attend the Annual Meeting. Three of the directors attended the 2017 Annual Meeting of Stockholders. One of our current directors, Jim Steele, has not been nominated to stand for reelection.

Each of Joshua L. Coates, Steven A. Collins, William M. Conroy, Ellen Levy, Kevin Thompson and Lloyd G. Waterhouse were previously elected as directors by the stockholders of the Company at the 2017 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares of common stock present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the six nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Instructure. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

Nominees

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this proxy statement.

The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Committee has identified and evaluated nominees in the broader context of the Board of Directors’ overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Committee views as critical to effective functioning of the Board of Directors. The brief biographies below include information, as of March 31, 2018, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Committee to believe that that nominee should continue to serve on the Board of Directors. However, each of the members of the Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board of Directors, and these views may differ from the views of other members.

Name	Age	Position(s)
Joshua L. Coates	44	Chief Executive Officer and Director
Steven A. Collins	53	Director
William M. Conroy	58	Director
Ellen Levy	48	Director
Kevin Thompson	52	Director
Lloyd G. Waterhouse	66	Director

Joshua L. Coates has served as our Chief Executive Officer since October 2010 and as a member of our Board of Directors since January 2010. From 2007 to 2009, Mr. Coates served as Chief Technology Officer of the advanced development group at EMC Corporation, a provider of online information backup and recovery services. In 2005, Mr. Coates founded Berkeley Data Systems, which operated mozy.com, an online storage company, where he served as Founder and Chief Executive Officer until it was acquired by EMC in 2007. In 1999, Mr. Coates founded Scale Eight, a software company, where he served as Founder, Chief Technology Officer and member of the board of directors. Mr. Coates holds a B.S. in computer science from University of California, Berkeley.

The Nominating and Corporate Governance Committee believes that Mr. Coates is qualified to serve on our Board of Directors due to his extensive knowledge of our Company and his extensive background in the software industry.

Steven A. Collins has served as a member of our Board of Directors since May 2014. From 2011 to February 2014, Mr. Collins served as the Executive Vice President and Chief Financial Officer of ExactTarget Inc., a cross-channel digital marketing company. From 2003 to 2011, Mr. Collins was with NAVTEQ Corporation, a digital mapping company, and served as the Vice President of Finance and the Senior Vice President of Finance & Accounting prior to being named Chief Financial Officer. Mr. Collins currently serves on the board of directors of MuleSoft, Inc. and Shopify, Inc. Mr. Collins holds a B.S. in industrial engineering from Iowa State University and an M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Collins is a Certified Public Accountant.

The Nominating and Corporate Governance Committee believes that Mr. Collins is qualified to serve on our Board of Directors due to his software industry experience, including his experience in finance.

William M. Conroy has served as a member of our Board of Directors since May 2013. Since March 2011, Mr. Conroy has served as President of Conroy Advisors, LLC, a consulting company. From March 2010 to March 2011, he served as Solutions Executive in the information management organization of IBM. From 2002 to 2010, Mr. Conroy served as President, Chief Executive Officer and a member of the board of directors of Initiate Systems, Inc., a software company, until it was acquired by IBM in 2010. From 2001 to 2002, he served as President and Chief Operating Officer of Click Commerce, Inc., a business applications company. From 2000 to 2001, he served as a Partner with Insight Capital Group, a global private equity firm. From 1997 to 2000, Mr. Conroy served as Executive Vice President and Chief Operating Officer of TenFold Corporation, a software company. Prior to joining TenFold, he served in various capacities at Oracle Corporation, most recently as group vice president. Mr. Conroy holds a B.S. in business administration from Bowling Green State University.

The Nominating and Corporate Governance Committee believes that Mr. Conroy is qualified to serve on our Board of Directors due to consulting and investment experience and his service on the boards of directors of other companies in the information technology industry.

Ellen Levy has served as a member of our Board of Directors since August 2015. Since April 2012, Dr. Levy has served as Managing Director of Silicon Valley Connect, LLC, a management consulting company. From 2008 to April 2012, Dr. Levy served in various roles at LinkedIn Corporation, a professional social networking internet service, serving most recently as Vice President Strategic Initiatives since March 2010. Dr. Levy holds a B.A. from the University of Michigan and an M.A. and Ph.D. in cognitive psychology from Stanford University.

The Nominating and Corporate Governance Committee believes that Dr. Levy is qualified to serve on our Board of Directors due to her experience working with software and other technology companies.

Kevin Thompson has served as a member of our Board of Directors since November 2016. Mr. Thompson is currently President and Chief Executive Officer of SolarWinds Inc., an enterprise information technology infrastructure management software company, and has held several positions since he joined the Company in 2006. Prior to joining SolarWinds, Mr. Thompson was Chief Financial Officer of Surgient, Inc., a software company, from November 2005 until March 2006 and was Senior Vice President and Chief Financial Officer at SAS Institute, a business intelligence software company, from September 2004 until November 2005. From October 2000 until August 2004, Mr. Thompson served as Executive Vice President and Chief Financial Officer of Red Hat, Inc., an enterprise software company. Mr. Thompson currently serves on the board of directors of SolarWinds, Inc. and BlackLine, Inc. Mr. Thompson holds a B.B.A. from the University of Oklahoma.

The Nominating and Corporate Governance Committee believes that Mr. Thompson is qualified to serve on our Board of Directors due to his extensive experience working with software and other technology companies.

Lloyd G. Waterhouse has served as a member of our Board of Directors since August 2015. Since October 2017, Mr. Waterhouse has served as the Chief Executive Officer of McGraw-Hill Education, a learning sciences company, a position he also held from June 2012 to April 2014. From 2006 to December 2007, Mr. Waterhouse served as Chief Executive Officer and President of Harcourt Education Group, a global education company, and served as an independent director and consultant from August 2004 to September 2006. From 2001 to 2004, he served as Chief Executive Officer and Chairman of Reynolds and Reynolds Co., a leading provider of integrated solutions to automotive retailers. From May 2010 to February 2016, Mr. Waterhouse served on the board of directors of SolarWinds, Inc. Mr. Waterhouse holds a B.S. in finance from Pennsylvania State University and an M.B.A. from Youngstown State University.

The Nominating and Corporate Governance Committee believes that Mr. Waterhouse is qualified to serve on our Board of Directors due to his experience as a senior executive, particularly within the education industry, and as a director of publicly traded companies.

The Board Of Directors Recommends

A Vote In Favor Of Each Named Nominee.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence Of The Board Of Directors

As required under the NYSE listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board of Directors consults with the Company’s counsel to ensure that the Board of Director’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NYSE, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board of Directors has affirmatively determined that all of the directors are, except for Mr. Coates, independent directors within the meaning of the applicable NYSE listing standards.  In making this determination, the Board of Directors found that none of these directors had a material or other disqualifying relationship with the Company. The Board of Directors also considered Mr. Conroy’s prior consulting relationship with the Company in making the determination that Mr. Conroy is independent. Mr. Conroy’s consulting relationship with the Company was terminated in 2016. Mr. Coates, our Chief Executive Officer, by virtue of his current employment with Instructure is not considered an independent director.

Board Leadership Structure

In accordance with our Corporate Governance Guidelines, a copy of which is posted on our website at https://ir.instructure.com/investors/governance/default.aspx, our Board of Directors does not have a policy as to whether the positions Chairman of the Board and Chief Executive Officer should be separate. Our Board of Directors believes that it should have the flexibility to make this determination as circumstances require and in a manner that it believes is best to provide appropriate leadership for the Company. The Board of Directors believes that its current leadership structure, with Mr. Coates serving as Chairman and Chief Executive Officer, is appropriate because it provides a single, clear chain of command to execute the Company’s strategic initiatives and business plans. In addition, the Company believes Mr. Coates is better positioned to act as a bridge between management and the Board of Directors, facilitating the regular flow of information. The Company also believes that it is advantageous to have a Chairman with an extensive history with and knowledge of the Company (as is the case with the Company’s Chief Executive Officer) as compared to a relatively less informed independent Chairman.

Role Of The Board Of Directors In Risk Oversight

One of the Board of Director’s key functions is informed oversight of the Company’s risk management process. The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various Board of Directors standing committees that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Audit Committee reviews the Company’s major risk exposures, including with respect to cybersecurity, with management on a quarterly basis, during which the audit committee has the opportunity to review and direct the Company’s risk management process. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation programs, policies and practices has the potential to encourage excessive risk-taking.

Meetings Of The Board Of Directors

The Board of Directors met seven times during 2017. All directors except Jim Steele attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which they served, held during the portion of the last year for which they were directors or committee members, respectively. Mr. Steele was unable to attend two meetings of the Board of Directors and three meetings of the Compensation Committee due to scheduling conflicts.

As required under applicable NYSE listing standards, the Company’s non-management directors meet in regularly scheduled executive sessions at which only non-management directors are present. The Chairs of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee alternate presiding over the executive sessions.

Information Regarding Committees Of The Board Of Directors

The Board of Directors has several committees, including an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2017 for each such committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Joshua L. Coates
Steven A. Collins	X*	X
William M. Conroy		X*	X
Ellen Levy			X
Jim Steele		X
Kevin Thompson	X
Lloyd G. Waterhouse	X		X*
Total meetings in 2017	7	5	3

*	Committee Chairperson

Subsequent to the annual meeting, the Board of Directors plans to appoint Dr. Levy to the Compensation Committee, assuming Dr. Levey is re-elected to serve on the Board of Directors. Below is a description of each committee of the Board of Directors.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. The primary purpose of the Audit Committee is to discharge the responsibilities of our Board of Directors with respect to our accounting, financial and other reporting and internal control practices and to oversee our independent registered accounting firm. Specific responsibilities of our Audit Committee include:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•	helping to ensure the independence and performance of the independent registered public accounting firm;
•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing our policies on risk assessment and risk management;
•	reviewing related party transactions;
•

obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit service to be performed by the independent registered public accounting firm.

Our Audit Committee consists of Messrs. Collins, Thompson and Waterhouse, each of whom satisfies the independence requirements under the NYSE listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chairman of our Audit Committee is Mr. Collins. Our Board of Directors has determined that Mr. Collins is an “audit committee financial expert” within the meaning of SEC regulations. Our Board of Directors has also determined that each member of our Audit Committee has the requisite financial expertise required under the applicable requirements of the NYSE. In arriving at this determination, the Board of Directors has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The Audit Committee met seven times during 2017. The Board of Directors has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at https://ir.instructure.com/investors/governance/default.aspx.

Compensation Committee

The Compensation Committee of the Board of Directors acts on behalf of the Board of Directors to review, adopt and oversee the Company’s compensation strategy, policies, plans and programs, including:

•	reviewing and approving, or recommending that our Board of Directors approve, the compensation of our executive officers;
•	reviewing and recommending to our Board of Directors the compensation of our non-employee directors;
•	administering our stock and equity incentive plans;
•	selecting independent compensation consultants and other advisors and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors;
•

reviewing and approving, or recommending that our Board of Directors approve, incentive compensation and equity incentive plans, severance agreements, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management, as appropriate;

•	reviewing and establishing general policies relating to compensation and benefits of our employees;
•	reviewing our overall compensation philosophy; and
•	reviewing with management our Compensation Discussion and Analysis and considering whether to recommend that it be included in the appropriate securities and exchange commission and other filings.

The Compensation Committee consists of Messrs. Collins, Conroy and Steele. All members of our Compensation Committee are independent as independence is currently defined in NYSE Listed Company Manual Section 303A.02 as applied to compensation committee members. In addition, our Board of Directors has determined each of Messrs. Collins, Conroy and Steele to be independent under the rules and regulations of the SEC, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. Further, our Board of Directors has determined that each of Messrs. Collins and Steele to be an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code, or the Code.

The Compensation Committee met five times during 2017. The Board of Directors has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at https://ir.instructure.com/investors/governance/default.aspx.

Compensation Committee Interlocks and Insider Participation

As noted above, the Company’s Compensation Committee consists of Messrs. Collins, Conroy and Steele. None of the members of the Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors oversees our corporate governance function. The primary functions of this committee include:

•	identifying, evaluating and selecting, or recommending that our Board of Directors approve, nominees for election to our Board of Directors;
•	evaluating the performance of our Board of Directors and of individual directors;
•	reviewing developments in corporate governance practices;
•	evaluating the adequacy of our corporate governance practices and reporting;
•	reviewing management succession plans; and
•	developing and making recommendations to our Board of Directors regarding corporate governance guidelines and matters.

The Nominating and Corporate Governance Committee consists of Messrs. Conroy and Waterhouse and Dr. Levy. All members of the Nominating and Corporate Governance Committee are independent as independence is currently defined in NYSE Listed Company Manual Section 303A.02.

The Nominating and Corporate Governance Committee met three times during 2017. The Board of Directors has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website and https://ir.instructure.com/investors/governance/default.aspx.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board of Directors and the Company, to maintain a balance of knowledge, experience and capability.

The Nominating and Corporate Governance Committee reviews each directors’ overall service to the Company during his or her term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Committee also takes into account any results of the Board of Director’s self-evaluation, which we intend to conduct annually. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 6330 South 3000 East, Suite 700 Salt Lake City, UT 84121. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Stockholder Communications With The Board Of Directors

Stockholders or interested parties who wish to communicate with our board of directors or with an individual director may do so by mail to our board of directors or the individual director, care of our Secretary at 6330 South 3000 East, Suite 700 Salt Lake City, UT 84121. The communication should indicate that it contains a stockholder or interested party communication. All such communication will be forwarded to the director or directors to whom the communications are addressed.

Code Of Ethics

The Company has adopted the Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at https://ir.instructure.com/investors/governance/default.aspx. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Corporate Governance Guidelines

In August 2015, the Board of Directors documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board of Directors will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board of Directors intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines may be viewed at https://ir.instructure.com/investors/governance/default.aspx.

Proposal No. 2

Advisory Vote On Named Executive Officer Compensation

Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of our named executive officers is disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained on pages 25 to 39 of this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are appropriately designed to align the interests of our named executive officers with those of our stockholders, to emphasize strong pay-for-performance principles and to enable us to attract and retain talented and experienced executives to lead the Company in a competitive environment.

Applying these philosophies, the Compensation Committee of our Board has set specific compensation goals designed to help the Company achieve our short-term and long-term business and performance objectives. The Compensation Committee uses a competitive market analysis when determining base salary, potential cash bonus and total cash compensation and in awarding long-term equity compensation. With respect to 2017, the Compensation Committee evaluated our executive compensation levels against competitive market data which consisted of software companies included in the Radford Global Technology Survey with annual revenue ranging from $50 million to $200 million (the “Radford Report”).

The Compensation Committee believes that each of the base salary, potential cash bonus and total cash compensation applicable to our named executive officers should be at approximately the 50th percentile of the respective base salary, potential cash bonus and total cash compensation data contained in the Radford Report and has used these reference points as guidance in its decision-making. To determine the level of each component of an executive’s target total cash compensation, the Compensation Committee first considers the prior year’s base salary, performance-based cash bonus target and total cash compensation. The Compensation Committee then considers the relevant base salary, performance-based cash bonus target and total cash compensation target information in its competitive market analysis to ascertain the percentile that the prior year’s salary, performance-based cash bonus target and total cash compensation target represents, respectively. After taking this information into consideration, the Compensation Committee then sets each such executive’s base salary and performance-based cash bonus target with reference to the 50th percentile of the base salary and total cash compensation for comparable positions identified in the competitive market analysis.

In 2017, base salaries, potential performance-based cash bonuses, and the target total cash compensation, assuming achievement of performance goals, of our named executive officers each ranged from the 45th to 52nd percentile of the market data in the Radford Report.

With regard to long-term equity incentive compensation, the Compensation Committee believes the long-term equity compensation of the named executive officers should be at approximately the 50th percentile of the comparative long-term equity compensation data contained in the Radford Report. In 2017, the value of such compensation awarded to our named executive officers, calculated using Black-Scholes-Merton valuation methodology for stock option awards, ranged from the 60th percentile to the 75th percentile of the comparable market data contained in the Radford Report. Such a valuation is necessarily sensitive to movement in the stock price of the target stock.

In summary, the elements of our executive compensation program as well as the amount of compensation paid to our named executive officers emphasize strong pay-for-performance principles and provide reasonable compensation to our named executive officers.

For these reasons, the Board is asking stockholders to support the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

        ”RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and the other related tables and disclosure.”

While the advisory vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our stockholders and will take into account the outcome of the vote when considering future compensation decisions for our executive officers.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

The Board Of Directors Recommends

A Vote In Favor Of Proposal No. 2

Proposal No. 3

Advisory Vote On the Frequency Of Solicitation of Future Advisory Votes

To Approve Named Executive Officer Compensation

Section 14A of the Exchange Act enable the Company’s stockholders, at least once every six years, to indicate their preference regarding how frequently the Company should solicit a say-on-pay vote/non-binding advisory vote on the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement (a so-called “say-on-pay” vote). The Company is asking its stockholders to indicate whether they would prefer an advisory vote every year, every other year or every three years. Alternatively, stockholders may abstain from casting a vote. For the reasons described below, the Board recommends that the stockholders select a frequency of every year.

Although we recognize the potential benefits of having less frequent advisory votes on named executive officer compensation (including allowing the Company additional time to conduct a more detailed review of its compensation practices in response to the outcome of stockholder advisory votes), we recognize that the widely adopted standard, both among our peer companies as well as outside our industry, is to hold “say-on-pay” votes annually. We also acknowledge current stockholder expectations regarding having the opportunity to express their views on the Company’s compensation of its named executive officers on an annual basis. In light of investor expectations and prevailing market practice, the Board of Directors recommends that the advisory vote on named executive officer compensation occur every year.

The proxy card provides for four choices and stockholders are entitled to vote on whether the advisory vote on named executive officer compensation should be held every year, every two years or every three years, or to abstain from voting.

The result of this advisory vote on the frequency of the vote on named executive officer compensation is not binding on the Company, the Board or the Compensation Committee, and will not be construed as overruling a decision by the Company, the Board or the Compensation Committee or creating or implying any additional fiduciary duty for the Company, the Board or the Compensation Committee. However, the Board values the opinions that stockholders express in their votes. The Board will consider the outcome of the vote and stockholder feedback when deciding how frequently to conduct the advisory vote on named executive officer compensation. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct “say-on-pay” votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to its executive compensation programs.

The Board Of Directors Recommends A Vote

To Hold The Advisory Vote On Named Executive Officer Compensation Every Year

Proposal No. 4

Ratification Of Selection Of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 2012. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

Principal Accountant Fees And Services

The following table represents aggregate fees billed to the Company for 2017 and 2016, by Ernst & Young LLP, the Company’s principal accountant.

	2017		2016
Audit Fees	$1,266,900	(1)	$628,832	(2)
Tax Fees(3)	20,000		5,000
All Other Fees(4)	2,790		1,995
Total Fees	$1,289,690		$635,827

(1)

Includes the aggregate fees related to the integrated audit of our annual consolidated financial statements, adoption of the new accounting standard ASC 606, reviews of our interim financial statements, and services rendered in connection with the filing of our registration statements.

(2)	Includes the aggregate fees related to the audits of our annual consolidated financial statements and the reviews of our interim financial statements.
(3)	Includes fees for Ernst & Young LLP’s review of our Section 382 analysis.
(4)	Includes fee for subscription to Ernst & Young LLP’s accounting research tool.

All fees described above were pre-approved by the Audit Committee.

In connection with the audit of the 2017 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP that sets forth the terms by which Ernst & Young LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

Pre-approval Policies And Procedures

The Charter of the Audit Committee provides for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

The Board Of Directors Recommends

A Vote In Favor Of Proposal No. 4.

Report of the Audit Committee of the Board of Directors(1)

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2017 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed pursuant to applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, regarding the auditor’s independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.

Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Mr. Steven A. Collins (chairman)
Mr. Lloyd G. Waterhouse
Mr. Kevin B. Thompson

(1)

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Security Ownership Of

Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of our common stock as of February 28, 2018 by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•	each of our executive officers;
•	each of our directors; and
•	all of our executive officers and directors as a group.

We have based our calculation of beneficial ownership on 34,088,159 shares of common stock outstanding on February 28, 2018. This table is based upon information supplied by officers, directors and principal stockholders, filings filed with the SEC pursuant to Section 16 of the Exchange Act and Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock issuable under options or warrants that are exercisable within 60 days after February 28, 2018 are deemed beneficially owned and such shares are used in computing the percentage ownership of the person holding the options or warrants, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares.

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and dispositive power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Instructure, Inc., 6330 South 3000 East, Suite 700, Salt Lake City, UT 84121.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Greater than 5% stockholders
Nine Ten Partners LP(1)	2,758,900	8.1%
JPMorgan Chase & Co.(2)	2,691,122	7.9
Directors and Named Executive Officers
Joshua L. Coates(3)	2,828,974	8.3
Steven B. Kaminsky(4)	207,626	*
Mitchell E. Macfarlane(5)	170,629	*
Matthew A. Kaminer(6)	127,482	*
Marc T. Maloy	—	*
Steven A. Collins(7)	42,923	*
William M. Conroy(8)	125,866	*
Ellen Levy	11,562	*
Lloyd G. Waterhouse	39,001	*
Jim Steele	3,810	*
Kevin Thompson	4,794	*
All current executive officers and directors as a group (10 persons)(9)	3,562,667	10.4%

*	Represents beneficial ownership of less than one percent

(1)

Includes 2,758,900 shares held by Nine Ten Partners L.P. (“NTP LP”).  Nine Ten Capital Management LLC is the investment adviser of NTP LP and may be deemed to have sole voting and investment power with respect to the shares held by NTP LP.  Brian Bares, James Bradshaw and Russell Mollen are the control persons of Nine Ten GP L.P., the general partner of NTP LP, and may be deemed to have sole voting and investment power with respect to the shares held by NTP LP.  The address for each of these entities is 12600 Hill Country Blvd, Suite R-230, Austin, TX 78738.

(2)

Includes 2,485,548 shares held by JPMorgan Chase & Co., with respect to which JPMorgan Chase & Co. holds sole voting power.  JPMorgan Chase & Co. holds sole investment power over 2,690,692 shares.  JPMorgan Chase & Co. holds shared investment power over 430 shares. The address for JPMorgan Chase & Co. is 270 Park Avenue, New York, NY 10017.

(3)

Includes (a) 5,500 shares held by Mr. Coates, with respect to which Mr. Coates holds sole voting and investment power, (b) 2,664,474 shares held by Grizzly Peak, LLC (635,000 of which shares are pledged as security for a loan), with respect to which Mr. Coates holds sole voting and investment power, (c) 115,250 shares held by The Joshua L. and CeliAnne C. Coates Trust (105,250 of which shares are pledged as security for a loan), with respect to which Mr. Coates holds shared voting and investment power and (d) 43,750 shares held by The Coates Equity Trust (35,424 of which shares are pledged as security for a loan), with respect to which Mr. Coates holds shared voting and investment power.

(4)

Includes (a) 144,317 shares held by Mr. Kaminsky, with respect to which Mr. Kaminsky holds sole voting and investment power, (b) 60,494 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2018, and (c) 2,835 shares of stock issuable pursuant to restricted stock units that vest within 60 days of February 28, 2018.

(5)

Includes (a) 48,581 shares held by Mr. Macfarlane, with respect to which Mr. Macfarlane holds sole voting and investment power, (b) 70,778 shares held by The Great Basin Trust, with respect to which Mr. Macfarlane’s spouse holds sole voting and investment power (70,778 of which shares are pledged as security for a loan), (c) 46,042 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2018, and (d) 5,228 shares of stock issuable pursuant to restricted stock units that vest within 60 days of February 28, 2018.

(6)

Includes (a) 17,498 shares held by Mr. Kaminer, with respect to which Mr. Kaminer holds sole voting and investment power, (b) 751 shares held by Mr. Kaminer’s spouse, with respect to which Mr. Kaminer’s spouse holds sole voting and investment power, (c) 100 shares held by Mr. Kaminer’s son, with respect to which Mr. Kaminer holds sole voting and investment power, (d) 100 shares held by Mr. Kaminer’s son, with respect to which Mr. Kaminer holds sole voting and investment power, (e) 107,226 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2018, and (f) 1,807 shares of stock issuable pursuant to restricted stock units that vest within 60 days of February 28, 2018.

(7)	Represents 42,923 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2018.
(8)	Includes 87,169 shares held by Conroy Investments, LLC, with respect to which Mr. Conroy holds sole voting and investment power.
(9)

Includes (a) 3,562,667 shares held by our directors, executive officers and affiliated entities, (b) 256,685 shares issuable pursuant to stock options exercisable by our directors and executive officers within 60 days of February 28, 2018, and (c) 9,870 shares of stock issuable pursuant to restricted stock units that vest within 60 days of February 28, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2017, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

Executive Officers

The following table sets forth certain information with respect to our executive officers and key employees as of March 31, 2018. Biographical information with regard to Mr. Coates is presented under “Proposal No. 1—Election of Directors” in this proxy statement.

Name	Age	Position(s)

Executive Officers
Steven B. Kaminsky	58	Chief Financial Officer
Mitchell E. Macfarlane	42	Chief Operating Officer
Matthew A. Kaminer	44	Senior Vice President, General Counsel and Secretary

Key Employees
S. David Burggraaf	50	Senior Vice President Engineering
Jeff E. Weber	51	Senior Vice President People and Places
Zachary S. Wily	41	Chief Architect

Executive Officers

Steven B. Kaminsky has served as our Chief Financial Officer since May 2012. From March 2008 to May 2012, Mr. Kaminsky served as Chief Financial Officer at Radisphere National Radiology Group, Inc., a provider of standards-based radiology delivery solutions for health systems. Beginning in 2005, he served as Chief Financial Officer at Plan Data Management, a healthcare technology company, which was acquired by TriZetto Group, Inc., a healthcare technology company, in 2006, after which Mr. Kaminsky served as Vice President of Finance and Internal Audit until 2008. From 2002 to 2005, Mr. Kaminsky served as Chief Financial Officer at ReefEdge, Inc., a software company. Prior to 2002, he held positions at McDonalds Corporation and Ernst & Young LLP. Mr. Kaminsky holds a B.S. in accounting from University of Illinois at Urbana-Champagne, an M.B.A. from University of California, Los Angeles and is a Certified Public Accountant (inactive).

Mitchell E. Macfarlane has served as our Chief Operating Office since February 2017 and previously served in various other leadership positions, including Senior Vice President Product and Customer Experience since May 2011. From May 2010 to May 2011, Mr. Macfarlane served as Principal Program Manager at VMware, Inc., a provider of virtualization and cloud infrastructure solutions. From 2006 to 2010, he served as Senior Enterprise Project Manager at InfoTrax Systems, LLC, a provider of backend operations systems. Prior to 2006, Mr. Macfarlane served in various roles at General Electric Company, Nu Skin Enterprises, Inc., a personal care product company, and Big Planet Inc., an internet services company. Mr. Macfarlane holds a B.S. in sociology and an M.B.A. from Brigham Young University.

Matthew A. Kaminer has served as our Senior Vice President, General Counsel and Secretary since May 2015. From July 2013 to May 2015, Mr. Kaminer served as General Counsel and Secretary at Collective Inc., a video and mobile advertising company. From June 2011 to July 2013, he served as General Counsel and Secretary at Epocrates, Inc., a healthcare information company. From March 2010 to June 2011, Mr. Kaminer served as General Counsel for MediMedia USA, Inc., a provider of specialty healthcare communications, publishing and medical education. From 2004 to 2009, Mr. Kaminer served as Assistant General Counsel and Chief Privacy Officer at WebMD Health Corp., a medical information company. Mr. Kaminer holds a B.S. in computer science from Pennsylvania State University and a J.D. from George Washington University.

Key Employees

S. David Burggraaf has served as our Senior Vice President Engineering since March 2014. From 2010 to 2014, Mr. Burggraaf served as Senior Vice President Product Engineering at FamilySearch Organization, a nonprofit family history organization. From 2006 to 2010, he served as Vice President Engineering at The Church of Jesus Christ of Latter-day Saints. From 1994 to 2006, Mr. Burggraaf served in various roles at Microsoft Corporation.

Jeff E. Weber has served as our Senior Vice President People and Places since May 2013. From August 1999 to April 2013, Mr. Weber served in various roles at ancestry.com, an online family history company, most recently as Senior Vice President People and Places from March 2012 to April 2013. From 1996 to 1999, he served as Director Human Resource Outsourcing at The Russell Group, LLC, a human resources outsourcing firm. From 1993 to 1996, Mr. Weber served as a Human Resource Generalist at Shell Oil Company. Mr. Weber holds a B.S. in business and an M.B.A. with an emphasis in organizational behavior from Brigham Young University.

Zachary S. Wily has served as our Chief Architect since March 2014 and served as our Vice President Engineering from May 2011 to March 2014 and our Director, Engineering from February 2010 to May 2011. From 2005 to 2010, Mr. Wily served in various roles at mozy.com and EMC.

Executive Compensation

Compensation Discussion and Analysis

Our compensation discussion and analysis describes our executive compensation program and the decisions in 2017 regarding compensation for our named executive officers, who were:

•	Joshua L. Coates, our Chief Executive Officer (our “CEO”);
•	Steven B. Kaminsky, our Chief Financial Officer;
•	Mitchell E. Macfarlane, our Chief Operating Officer;
•	Matthew A. Kaminer, our Senior Vice President, General Counsel and Secretary; and
•	Marc T. Maloy, our former Executive Vice President Worldwide Sales.

Overview

Our executive compensation program is designed to provide our named executive officers with meaningful incentives and rewards, while effectively balancing the short-term and long-term interests of our stockholders with our ability to attract and retain talented executives. The Compensation Committee of our Board has the primary responsibility for establishing our executive compensation philosophy and determining the specific components and levels of each named executive officer’s compensation. Our executive compensation program is based on four guiding principles, as set forth by the Compensation Committee. We have created a compensation program that combines short-term and long-term components, cash and equity and fixed and performance-based contingent payments, in the proportions we believe achieve these four guiding principles:

•	enhance stockholder value by aligning the financial interests of our named executive officers with those of our stockholders;
•	enable us to attract, motivate and retain the people needed to define and create industry-leading products and services;
•	integrate compensation closely with the achievement of our business and performance objectives; and
•	reward the individual performance that contributes to our short-term and long-term success.

An important element of our compensation philosophy is to provide our named executive officers with compensation packages that are competitive with the compensation offered to the executives in comparable positions in technology companies of similar size and industries in order to attract dynamic and innovative executives to lead our strategic initiatives. As such, the Compensation Committee utilizes and relies significantly on a competitive market analysis when determining the size, components and mix of our named executive officers’ compensation packages.

Our named executive officers’ target annual compensation consists of three principal components: (a) base salary, (b) a performance-based cash bonus and (c) long-term equity incentive compensation. The base salary component is primarily designed to provide a predictable level of financial stability. The performance-based cash bonus is designed to reward the achievement of the short-term goals contained in our operating plan. The base salary and performance-based cash bonus are referred to as the cash component of the compensation plan. The equity compensation component is primarily designed to incentivize and retain our executives and to reward the achievement of our long-term financial and strategic objectives.

Role of the Compensation Committee

Our Board has delegated to the Compensation Committee the responsibility for developing our compensation philosophy, designing our executive compensation program, determining the specific components and levels of each named executive officer’s compensation and overseeing equity awards under our equity incentive plans. On an annual basis, the Compensation Committee approves the individual compensation packages for each of our named executive officers.

Role of Compensation Consultant

The Compensation Committee believes that it is important to be informed as to the current compensation practices of comparable public companies with which we compete for talent. To that end, in 2017 the Compensation Committee reviewed and used the executive compensation practices described in the market data from the Radford Global Technology Survey of companies with annual revenues ranging from $50 million to $200 million (the “Radford Report”) as a comparative framework when making decisions with respect to our executive compensation program.

The Compensation Committee has the authority under its charter to engage its own advisors to assist in carrying out its responsibilities. The Compensation Committee typically engages an external compensation consultant to advise it on current market practices, and we expect that it will continue to do so in the future to ensure that our executive compensation program is market competitive and properly aligned with our business strategy. From time to time, representatives of such consultant may attend meetings (or portions of meetings) of the Compensation Committee to present information and answer questions.

Since 2015, the Compensation Committee has engaged Compensia to provide executive compensation advisory services in support of its annual evaluation of our executive compensation program. These services have included assisting with providing competitive market data and providing requested compensation analyses.

In the fourth quarter of 2016, Compensia updated the previously-provided executive cash and equity compensation analyses to provide the Compensation Committee with a detailed market assessment of long-term incentive compensation practices and retention analysis for each of our named executive officers, as well as an overview of market trends. Compensia based its analysis on the Radford Report.

Compensation Committee Processes and Procedures

The Compensation Committee meets at least two times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with management. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings.

The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives.

The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other advisor to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NYSE, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

In addition, the Compensation Committee may form and delegate authority to subcommittees as appropriate, including, but not limited to, a subcommittee composed of one or more members of the Board of Directors or officers of the Company to grant stock awards under the Company’s equity incentive plans to certain non-officer employees.

During 2015, our Board of Directors engaged Compensia to evaluate our short-term and long-term executive compensation programs, non-employee director compensation and executive severance plans. Based on these evaluations and other considerations, we adopted a non-employee director compensation policy and approved a form of change of control and severance agreement for our executive officers. Our non-employee director compensation policy is described under “Director Compensation” below and our change in control and severance agreements is described under “Change in Control and Severance Agreements” below.

The Compensation Committee has engaged Compensia annually since 2015 to provide executive compensation advisory services in support of its annual evaluation of our executive compensation program. In the fourth quarter of 2016, our Compensation Committee requested that Compensia update its evaluation of our long-term incentive compensation program to provide updated market equity refresh grant levels. Our Compensation Committee considered the analysis performed by Compensia in approving equity refresh grant levels for certain of our named executive officers in January 2017. Further, in January 2017, the Compensation Committee reviewed and updated the components of the executive bonus plan and related target bonus opportunities to ensure alignment with Company performance goals, such as business and financial performance and customer happiness.

Elements of Compensation and 2017 Determinations

Our executive compensation program consists of three principal components: a base salary, a performance-based cash bonus plan (together with base salary, “total cash compensation”), and long-term equity incentive compensation. The long-term equity incentive compensation consists of stock options and restricted stock units that vest over time if the executive remains employed with the Company. We also provide our named executive officers with certain other benefits including severance and change-of-control benefits, the ability to participate in our 401(k) plan, the ability to participate in our employee stock purchase plan and other employee benefit plans that are generally available to all other eligible employees.

Cash Compensation

Overview.    The cash component of our executive compensation program serves a two-fold purpose. Base salaries are intended to provide financial stability, predictability and security of compensation for our named executive officers for fulfilling their core job responsibilities, while the performance-based cash bonus plan is intended to incentivize and reward the achievement of predetermined corporate short-term objectives and that are aligned with our strategic plan as well as individual performance. In addition, the performance-based cash bonuses are used to further motivate and reward our named executive officers for achieving corporate growth and financial performance goals that exceed industry levels and, thus, maximize stockholder value in accordance with the Company’s long term strategic plans. The Compensation Committee’s objective has been and continues to be for each named executive officer (other than Mr. Coates) to be able to realize approximately the 50th percentile for comparable positions in base salary, target performance-based cash bonus and total cash compensation, assuming achievement of applicable corporate objectives and full payment based on his or her performance (and, correspondingly, payment in full of the executive’s target performance-based cash bonus).

With the exception of Mr. Coates, to determine the level of each component of an executive’s target total cash compensation, the Compensation Committee first considers the prior year’s base salary, performance-based cash bonus target and total cash compensation. The Compensation Committee then considers the relevant base salary, performance-based cash bonus target and total cash compensation target information in its competitive market analysis to ascertain the percentile that the prior year’s salary, performance-based cash bonus target and total cash compensation target represents, respectively. After taking this information into consideration, the Compensation Committee then sets each such executive’s base salary and performance-based cash bonus target with reference to the 50th percentile of the base salary and total cash compensation for comparable positions identified in the competitive market analysis.

Adjustments in total cash compensation targets may then be made based on such factors as an executive’s duties and responsibilities and his or her position in the Company, an executive’s individual contributions, as well as management’s financial forecasts for the upcoming fiscal year.

2017 Base Salary and Total Cash Compensation Determination. In determining base salary compensation for 2017, the Compensation Committee used its objective of base salary compensation in the 50th percentile as guidance and targeted total cash compensation in the 50th percentile, including performance-based cash compensation elements, in each case as compared to the Radford Report. The following table sets forth, for each named executive officer, base salary and total targeted cash compensation for 2017, the percentile the base salary and total targeted cash compensation compares to the Radford Report, total targeted cash compensation for 2016, and the percentage increase the total targeted cash compensation for 2017 represents from the total targeted cash compensation for 2016:

Name	2017 Base Salary	2017 Base Salary as a Percentage Compared to the Radford Report	2017 Targeted Total Compensation	2017 Total Targeted Compensation as a Percentage Compared to the Radford Report	2016 Targeted Total Compensation	Total Targeted Compensation Increase from 2016 to 2017
Joshua L. Coates	$1	0%	$1	0%	$1	0%
Steven B. Kaminsky	296,000	49%	444,000	52%	414,000	7%
Mitchell E. Macfarlane	280,000	45%	420,000	45%	345,800	21%
Matthew A. Kaminer	258,000	48%	348,300	50%	334,800	4%
Marc T. Maloy(1)	278,000	51%	—	—	—	—

(1)

Mr. Maloy resigned on October 8, 2017. Mr. Maloy’s last day of employment with the Company was November 6, 2017. Mr. Maloy did not participate in the 2017 Bonus Plan. Mr. Maloy had the potential to earn sales commissions based on the achievement of sales targets.

Joshua L. Coates. As part of its annual review of his compensation, the Compensation Committee considered whether it would be appropriate to continue to honor Mr. Coates’ request for a nominal base salary. Although this arrangement conserves our cash resources and allows Mr. Coates to continue to signal his confidence in our business, the Compensation Committee revisited whether the lack of meaningful cash compensation would encourage excessive or unnecessary risk-taking behavior. In particular, the Compensation Committee noted that a large portion of Mr. Coates’ personal wealth continued to be tied directly to our stock performance, thereby mitigating the risk of him focusing disproportionately on short-term results, and balancing the lack of meaningful cash compensation. Based on this determination, our Compensation Committee approved the continued payment of a nominal base salary to Mr. Coates.

Performance-Based Cash Bonus Determination. The Compensation Committee approved the 2017 Executive Bonus Plan in January 2017 (the “2017 Bonus Plan”).   Under the 2017 Bonus Plan, performance-based cash bonuses were to be earned based on our actual performance as measured against certain financial performance criterion as selected by the Compensation Committee (the “Corporate Targets”) as well as individual performance.  Each named executive officer was eligible to earn his or her annual performance-based cash bonus target (the “Incentive Target”) based on the combined weighted percentage achievement level of each of the Corporate Targets as well as his or her individual performance, with a maximum percentage achievement level of 150 percent of each named executive officers Incentive Target.

For 2017, the Compensation Committee selected various Corporate Targets and allocated a certain percentage of each executive’s target annual cash bonus opportunity to the achievement of each Corporate Target as follows:

Component	Weighting
Revenue	30%
Gross Margin Percentage	15%
Operating Income	15%
Customer Happiness	15%
Net Revenue Retention	15%
Individual Performance	10%
Total	100%

In addition, 10 percent of each named executive officer’s performance-based cash bonus was tied to such executive’s individual performance. In general, we consider our Corporate Targets for 2017 to have been challenging but achievable. For 2017, the Compensation Committee determined that the weighted average achievement of the Corporate Targets was 105 percent and that each named executive officer should receive 100 percent of the portion of his or her performance-based bonus that was based on individual performance. Thereby, the Compensation Committee determined that each named executive officer earned 104 percent of his or her Incentive Target. The following table sets forth, for each named executive officer, such officer’s Incentive Target, the maximum possible Incentive Target that could be earned by such officer, the total Incentive Target earned by such officer and the percentage of the total Incentive Target earned by such officer:

Name	Incentive Target	Maximum Possible Incentive Target	Incentive Target Earned	Percentage Earned
Joshua L. Coates(1)	$—	$—	$—	—
Steven B. Kaminsky	148,000	222,000	154,000	104%
Mitchell E. Macfarlane	140,000	210,000	145,700	104%
Matthew A. Kaminer	90,300	135,450	94,000	104%

(1)	Mr. Coates waived his rights to any performance-based cash bonus for the year ended December 31, 2017.

Mr. Maloy did not participate in the 2017 Bonus Plan. In 2017, Mr. Maloy was paid $177,000 of sales commission based on the achievement of sales targets.

Equity Compensation

We use long-term equity-based compensation to incentivize and retain our executive officers by linking their awards to our long-term financial performance. We believe that these long-term incentives motivate our named executive officers to grow revenues and earnings, enhance stockholder value and align their interests with the interests of our stockholders. We deliver long-term equity-based compensation using two equally-weighted forms of equity awards: stock options and restricted stock units that vest over time if the executive remains employed with the Company.

Historically, upon commencement of employment, our named executive officers have been granted initial equity awards with service-based vesting requirements, with 25% of the shares subject to the awards generally vesting one year from the vesting commencement date and the remaining shares vesting in equal quarterly installments over the following 36 months. On an annual basis, the Compensation Committee makes an assessment as to the size and type of additional equity awards, if any, to be granted to each named executive officer. Typically, the shares subject to annual equity awards granted by the Compensation Committee to our named executive officers vest in equal quarterly installments over 48 months. Stock options are intended to provide the most substantial incentive to our named executive officers to improve Company performance and to positively affect the value of our common stock, while restricted stock units provide an element of long-term incentive compensation that has greater retention value in a flat or down market while minimizing earnings dilution.

The Compensation Committee determines the size of equity award grants after considering the following factors:

•	the competitive equity compensation practices for comparable positions identified in the applicable market analysis;
•	the executive’s level of responsibility and duties;
•	a comparison to grant levels of other executive officers;
•	individual named executive officer performance;
•	our corporate performance;
•	our total equity compensation costs relative to total expenses;

•	the executive’s prior experience, experience within his or her specific job and breadth of knowledge; and
•	our corporate objectives for share-based compensation charges and earnings dilution.

On an annual basis, management and the Compensation Committee establish a maximum aggregate share-based compensation expense amount for the executive equity awards, after taking into consideration anticipated share-based compensation expenses for equity grants to other employees. The Compensation Committee balances these expenses with its commitment to stay within management’s share-based expense objective in finalizing the aggregate and individual awards. The Compensation Committee does not take into consideration an executive’s aggregate equity holdings or equity carrying value in determining annual long-term equity incentive awards.

In January 2017, the Compensation Committee approved the grant of equity awards to our named executive officers. As in past years, the Compensation Committee considered, to the extent applicable, our corporate performance and individual contributions in 2016, as well as the equity compensation practices for comparable positions identified in the competitive market analysis. The Compensation Committee determined to allocate the value of each equity award equally between time-based restricted stock units and time-based stock options. The allocation was determined based on the potential equity compensation expense and the target award size, as well as the retention and incentive aspects of each award type.

The Compensation Committee determines the actual number of stock options and restricted stock units granted to our named executive officers based on the foregoing allocations and the value of the award components as prescribed by ASC Topic 718. The Black-Scholes-Merton value for one option share on January 26, 2017, the date of grant, was approximately $12.93, at a time when the closing price per share of our common stock was $21.75 on the date of grant. By way of example, based on the foregoing, where the Compensation Committee recommends granting an equity award with a value of $600,000 to an executive, the executive would be granted approximately 23,201 option shares (or ($600,000 times 50%) divided by $12.93) and approximately 14,340 restricted stock units (or ($600,000 times 50%) divided by $20.92 (the average closing price of our common stock during the 30-day period immediately prior to and including the grant date)). The Compensation Committee decided to use the 30-day average closing price of our common stock when determining the number of restricted stock units to grant to our employees to reduce the effect that any fluctuations in our stock price may have on the value of any particular grant. This formula is reflected in the table below setting forth our 2017 equity award grants.

The following table sets forth the equity awards granted by the Compensation Committee under the 2015 Equity Incentive Plan to our named executive officers in 2017:

Name	Number of Option Awards Granted		Number of Stock Awards Granted
Joshua L. Coates(1)	—		—
Steven B. Kaminsky	30,935		19,120
Mitchell E. Macfarlane	46,313	(2)	28,778	(3)
Matthew A. Kaminer	19,644		12,141
Marc T. Maloy(4)	23,201		14,340

(1)	Mr. Coates waived his rights to any executive equity grant for the year ended December 31, 2017.
(2)

This includes 19,245 option awards granted to Mr. Macfarlane on February 3, 2017 as part of a promotion grant. The Compensation Committee reviewed information from the Radford Report with respect to grants made to executives in a Chief Operating Officer role to determine the amount of options and stock awards granted to Mr. Macfarlane in association with his promotion to the position of Chief Operating Officer.

(3)

This includes 12,048 stock awards granted to Mr. Macfarlane on February 3, 2017 as part of a promotion grant. The Compensation Committee reviewed information from the Radford Report with respect to grants made to executives in a Chief Operating Officer role to determine the amount of options and stock awards granted to Mr. Macfarlane in association with his promotion to the position of Chief Operating Officer.

(4)	Mr. Maloy resigned on October 8, 2017. Mr. Maloy’s last day of employment with the Company was November 6, 2017.

Other Compensation and Benefits

Severance and Change of Control Benefits. Our named executive officers, other than Mr. Coates, are entitled to certain severance and change of control payments and benefits pursuant to our executive agreements with our named executive officers. The terms of executive agreements are described in more detail below in the sections entitled “Severance and Change of Control Arrangements” and “Potential Payments Upon Termination or Change of Control.” The Compensation Committee believe these agreements are an essential element of our executive compensation program and assists the Compensation Committee in recruiting and retaining talented executives.  The Compensation Committee also believe these benefits serve to minimize the distractions to the executive, reduce the risk that the executive will depart the Company before an acquisition is consummated, and allow the executive to focus on continuing normal business operations and the success of a potential business combination, rather than worrying about how business decisions that may be in our best interest and the interests of our stockholder will impact his or her own financial security.  Further, these agreements are in line with customary practices at an executive level at our peer companies.

Other Benefits. We believe that establishing a competitive benefit package consistent with companies with which we compete for employees is an important factor in attracting and retaining talented employees. Thus, we provide our named executive officers with employee benefits on the same basis as offered to our full time non-executive employees, including health and dental insurance, supplemental life insurance, short-term and long-term disability and a 401(k) plan.

Tax and Accounting Implications.    Our equity-based compensation policies have been impacted by ASC Topic 718. We have selected a “modified prospective” transition method using the Black-Scholes-Merton option-pricing methodology for determining and recording the fair value of share-based award compensation costs. We estimate the fair value of our employee stock awards at the date of grant using certain subjective assumptions, such as expected volatility, based on the historical market price of our stock, and the expected term of the awards, based on our historical experience of employee stock option exercises including forfeitures. Our valuation assumptions used in estimating the fair value of employee share-based awards may change in future periods. We recognize the fair value of awards over the vesting period or the requisite service period. The Compensation Committee considers the financial effect of the equity compensation awards in determining both the size and type of awards it grants to our executive officers.

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally provides that publicly held companies may not deduct compensation paid to certain of their top executive officers to the extent such compensation exceeds $1 million per officer in any year. The exemption from the deduction limit under Section 162(m) for “performance-based compensation” has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our “covered employees” in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The Compensation Committee will continue to monitor the applicability of Section 162(m) of the Code to its ongoing compensation arrangements. Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing the “performance-based compensation” exemption from the deduction limit, no assurance can be given that any compensation that may have been (or if granted under a binding written contract in place as of November 2, 2017 may be) intended to satisfy the requirements for exemption from Section 162(m), in fact will be exempt.

In determining the form and amount of compensation for our named executive officers, the Compensation Committee may continue to consider all elements of the cost of such compensation, including the potential impact of Section 162(m). While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee may also look at other factors in making its decisions, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.

COMPENSATION COMMITTEE REPORT(1)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (the “CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

(1)

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Commission and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION COMMITTEE

Mr. Steven A. Collins
Mr. William M. Conroy (chairman)
Mr. Jim Steele

2017 SUMMARY COMPENSATION TABLE

The following table presents all of the compensation awarded to or earned by our named executive officers for the years ended December 31, 2017, 2016 and 2015.

Name and Principal Position	Year	Salary	Bonus	Non-Equity Incentive Plan Compensation(1)		Option Awards(2)	Stock Awards(3)	All Other Compensation		Total
Joshua L. Coates	2017	$1	$—	$—		$—	$—	$—		$1
Chief Executive Officer	2016	1	—	—		—	—	—		1
	2015	1	—	—		—	—	3		4
Steven B. Kaminsky	2017	292,744	—	154,000		399,990	415,860	1,258	(4)	1,263,852
Chief Financial Officer	2016	272,500	—	130,686		364,961	361,822	1,258		1,131,227
	2015	240,383	10,000	70,440		417,041	—	1,319		739,183
Mitchell E. Macfarlane	2017	274,627	—	145,700		607,295	635,560	1,060	(5)	1,664,242
Chief Operating Officer	2016	240,000	—	93,564		260,460	258,218	1,060		853,302
	2015	193,625	—	56,797		165,233	—	1,060		416,715
Matthew A. Kaminer	2017	256,372	—	94,000		253,997	264,067	1,060	(5)	869,496
Senior Vice President, General	2016	246,833	10,000	82,200		233,149	231,148	1,060		804,390
Counsel	2015	157,477	30,000	46,139		898,949	—	35		1,132,600
Marc T. Maloy(8)	2017	237,272	—	140,419	(6)	299,989	311,895	1,053	(7)	990,628
Former Executive Vice	2016	262,500	—	161,923		282,389	279,965	1,060		987,837
President, Worldwide Sales	2015	252,160	—	125,046		286,889	—	3,160		667,255

(1)

Other than with respect to Mr. Maloy, the amounts in this column reflect amounts earned in 2017, which were paid during 2018, under the 2017 executive bonus plan based on the achievement of Company goals. For 2017, Mr. Coates waived his right to receive any payments under the executive bonus plan, and our Board of Directors determined that each of Mr. Kaminsky, Mr. Kaminer and Mr. Macfarlane was entitled to 104% of his target bonus.

(2)

The amounts in this column reflect the aggregate grant date fair value of each option award granted during the year, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(3)

The amounts in this column reflect the aggregate grant date fair value of each restricted stock unit award granted during the year, computed in accordance with FASB ASC Topic 718 with no estimates for future forfeitures, which value is based on the closing price of our common stock on the date of grant.

(4)	Includes (a) the value of company paid premiums of $258 for life insurance and (b) $1,000 of safe-harbor matching contributions defined in our 401(k) plan.
(5)	Includes (a) the value of company paid premiums of $60 for life insurance and (b) $1,000 of safe-harbor matching contributions defined in our 401(k) plan.
(6)	Represents Mr. Maloy’s sales commission based on the achievement of sales targets.
(7)	Includes (a) the value of company paid premiums of $53 for life insurance and (b) $1,000 of safe-harbor matching contributions defined in our 401(k) plan.
(8)	Mr. Maloy resigned on October 8, 2017. Mr. Maloy’s last day of employment with the Company was November 6, 2017.

2017 GRANTS OF PLAN-BASED AWARDS TABLE

The following table shows for the fiscal year ended December 31, 2017, certain information regarding grants of plan-based awards to the named executive officers:

Name	Grant Date	Estimated Possible Payouts Under Non-equity Incentive Plan Awards Target(1)	Maximum Possible Non-equity Incentive Plan Target Compensation	All Other Stock Awards: Number of Units of Stock		All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(2)
Joshua L. Coates(3)	—	$—	$—	—		—		$—	$—
Steven B. Kaminsky	—	148,000	222,000	—		—		—	—
	1/26/2017	—	—	19,120	(4)	—		—	415,860
	1/26/2017	—	—	—		30,935	(5)	21.75	399,990
Mitchell E. Macfarlane	—	140,000	210,000	—		—		—	—
	1/26/2017	—	—	16,730	(4)	—		—	363,878
	1/26/2017	—	—	—		27,068	(5)	21.75	349,989
	2/03/2017	—	—	12,048	(6)	—		—	271,682
	2/03/2017	—	—	—		19,245	(7)	22.55	257,306
Matthew A. Kaminer	—	90,300	135,450	—		—		—	—
	1/26/2017	—	—	12,141	(4)	—		—	264,067
	1/26/2017	—	—	—		19,644	(5)	21.75	253,997
Marc T. Maloy (8)	1/26/2017	—	—	14,340	(4)	—		—	311,895
	1/26/2017	—	—	—		23,201	(5)	21.75	299,989

(1)

This column sets forth the target amount of each named executive officer’s annual cash bonus award for the year ended December 31, 2017. The actual cash bonus award earned for the year ended December 31, 2017 for each named executive officer is set forth in the Summary Compensation Table above. As such, the amounts set forth in the column do not represent additional compensation earned by the named executive officers for the year ended December 31, 2017.

(2)

The dollar amounts in this column represent that grant date fair value calculated in accordance with ASC Topic 718 using (a) the Black-Scholesmodel for options, and (b) the product of the number of shares granted and the closing market price of our common stock on the grant date for time-based restricted stock units.

(3)	Mr. Coates waived his rights to any cash incentive bonus or equity grants for the year ended December 31, 2017.
(4)

Time-based vesting restricted stock units were granted pursuant to the 2015 Equity Incentive Plan. The right to receive the shares underlying the unit grant vest over a four-year period as follows: 1/16th of the total number of shares on the quarterly anniversary of March 1, 2017 and 1/16th of the total number of shares each quarterly anniversary thereafter, subject to continued service with us.

(5)

Stock options were granted pursuant to the 2015 Equity Incentive Plan. The shares subject to the option vest over a four-year period as follows: 1/16th of the total number of shares on the quarterly anniversary of March 1, 2017 and 1/16th of the total number of shares each quarterly anniversary thereafter, subject to continued service with us.

(6)

Time-based vesting restricted stock units were granted pursuant to the 2015 Equity Incentive Plan. The right to receive the shares underlying the unit grant vest over a four-year period with 1/4th of the total number of shares vesting on the annual anniversary of March 1, 2017 and 1/16th of the total number of shares of each quarterly anniversary thereafter, subject to continued service with us.

(7)

Stock options were granted pursuant to the 2015 Equity Incentive Plan. The shares subject to the option vest over a four-year period with 1/4th of the total number of shares vesting on the annual anniversary of March 1, 2017 and 1/16th of the total number of shares of each quarterly anniversary thereafter, subject to continued service with us.

(8)	Mr. Maloy resigned on October 8, 2017. Mr. Maloy’s last day of employment with the Company was November 6, 2017.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

We have offer letters with each of our Named Executive Officers other than Mr. Coates. The offer letters generally provide for at-will employment and set forth the named executive officer’s initial base salary, initial equity grant amount, and eligibility for employee benefits. In addition, each of our named executive officers has executed our standard proprietary information and inventions agreement. The key terms of employment with our named executive officers are described below.

Joshua L. Coates. We have no employment agreement or offer letter with Joshua L. Coates, our Chief Executive Officer, and we currently do not anticipate entering into one in the future. Mr. Coates’s current annual base salary is $1.00. Mr. Coates is an at-will employee and receives no benefits different from those available to all our full-time employees and receives no perquisites.

Steven B. Kaminsky. In April 2012, we extended an offer letter to Steven B. Kaminsky, our Chief Financial Officer. The offer letter has no specific term and constitutes an at-will employment arrangement. Mr. Kaminsky’s current annual base salary is $321,000 and his annual performance-based cash bonus target is $176,550. The offer letter provided Mr. Kaminsky with relocation support up to a maximum amount of $75,000 to assist with his relocation to the Company’s headquarters in Utah.

Mitchell E. Macfarlane. In April 2011, we extended an offer letter to Mitchell E. Macfarlane, our Chief Operating Officer. The offer letter has no specific term and constitutes an at-will employment arrangement. Mr. Macfarlane’s current annual base salary is $300,000 and his annual performance-based cash bonus target is $165,000.

Matthew A. Kaminer. In April 2015, we extended an offer letter to Matthew A. Kaminer, our Senior Vice President, General Counsel and Secretary. The offer letter has no specific term and constitutes an at-will employment arrangement. Mr. Kaminer received a $30,000 signing bonus. Mr. Kaminer’s current annual base salary is $276,000 and his annual performance-based cash bonus target is $110,400.

Marc T. Maloy. In March 2013, we extended an offer letter to Marc T. Maloy, our Senior Vice President Sales. The offer letter had no specific term and constituted an at-will employment arrangement. Mr. Maloy resigned on October 8, 2017. Mr. Maloy’s last day of employment with the Company was November 6, 2017. The offer letter provided Mr. Maloy with relocation support up to a maximum amount of $25,000 to assist with his relocation to our headquarters in Utah. Mr. Maloy was also eligible to receive sales commissions based on the achievement of sales targets.

In addition, in August 2015, we entered into executive agreements with each of our named executive officers and certain other employees. Please see the section titled “Severance and Change of Control Arrangements” for a description of these agreements.

Annual Cash Bonus Awards

The 2017 Bonus Plan provided for annual cash bonus awards to reward named executive officers for performance in the prior fiscal year. For more information regarding our 2017 Bonus Plan, please see the sections of the Compensation Discussion and Analysis titled “Elements of Compensation and 2017 Determinations—Cash Compensation.”

Equity Compensation Awards

Consistent with its practices for awarding stock options and restricted stock units described in the Compensation Discussion and Analysis above, the Compensation Committee approved equity compensation awards in the form of stock options and restricted stock units to each of the named executive officers in February 2016 and January 2017. For more information regarding our equity compensation awards, please see the section of the Compensation Discussion and Analysis titled “Elements of Compensation and 2017 Determinations—Equity Compensation.” In addition, the named executive officers’ equity compensation awards may, under certain circumstances, be subject to accelerated vesting in the event of a change of control and termination. For more information regarding the accelerated vesting provisions and treatment of the equity compensation awards in the event of a change of control, see the sections titled “Severance and Change of Control Arrangements” and “Potential Payments Upon Termination or Change of Control” below.

Other Benefits

For a description of the other elements of our executive compensation program, see the section "Other Benefits" in the Compensation Discussion and Analysis above.

2017 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2017.

			Option Awards					Stock Awards
	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price Per Share(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Joshua L. Coates	—	—	—	—		$—	—	—		$—
Steven B. Kaminsky	4/29/2015	5/01/2016	45,726	—	(3)(2)	11.25	4/28/2025	—		—
	2/26/2016	3/01/2016	19,281	24,790	(4)(2)	13.79	2/25/2026
	2/26/2016	3/01/2016	—	—		—		14,759	(5)(2)	488,523	(9)
	1/26/2017	3/01/2017	5,800	25,135	(4)(2)	21.75	1/24/2027
	1/26/2017	3/01/2017	—	—		—		15,535	(5)(2)	514,209	(9)
Mitchell E. Macfarlane	10/17/2012	9/01/2012	33,333	—	(6)(2)	0.99	10/16/2022	—		—
	11/12/2014	11/15/2015	13,350	—	(3)(2)	8.43	11/11/2024	—		—
	4/29/2015	11/15/2016	10,833	—	(3)(2)	11.25	4/28/2025	—		—
	2/26/2016	3/01/2016	13,760	17,692	(4)(2)	13.79	2/25/2026	—		—
	2/26/2016	3/01/2016	—	—		—		10,533	(5)(2)	348,642	(9)
	1/26/2017	3/01/2017	5,075	21,993	(4)(2)	21.75	1/24/2027	—		—
	1/26/2017	3/01/2017	—	—		—		13,594	(5)(2)	449,961	(9)
	2/3/2017	3/01/2017	—	19,245	(7)(2)	22.55	2/01/2027	—		—
	2/3/2017	3/01/2017	—	—		—		12,048	(8)(2)	398,789	(9)
Matthew A. Kaminer	4/29/2015	4/27/2015	84,443	42,223	(6)(2)	11.25	4/28/2025	—		—
	2/26/2016	6/01/2016	10,557	17,597	(4)(2)	13.79	2/26/2026	—		—
	2/26/2016	6/01/2016	—	—		—		10,477	(5)(2)	346,789	(9)
	1/26/2017	3/01/2017	3,683	15,961	(4)(2)	21.75	1/24/2027	—		—
	1/26/2017	3/01/2017	—	—		—		9,865	(5)(2)	326,532	(9)
Marc T. Maloy			—	—		—		—		—

(1)	The exercise price per share reflects the fair market value per share of our common stock on the date of grant as determined by our Board of Directors.
(2)

Pursuant to the executive agreements between the named executive officer and us, the vesting of such named executive officer’s stock and option awards will accelerate under certain circumstances as described under “—Employment and Change of Control Arrangements.”

(3)

The shares subject to the option are scheduled to vest over a two-year period as follows: 1/12th of the total number of shares on the one-month anniversary of the vesting commencement date and 1/12th of the total number of shares on each monthly anniversary of the vesting commencement date thereafter, subject to continued service with us through each relevant vesting date.

(4)

The shares subject to the option are scheduled to vest over a four-year period as follows: 1/16th of the total number of shares on the quarterly anniversary of the vesting commencement date and 1/16th of the total number of shares on each quarterly anniversary of the vesting commencement date thereafter, subject to continued service with us through each relevant vesting date.

(5)

The shares subject to the restricted stock unit shall vest over a four-year period as follows: 1/16th of the total number of shares on the quarterly anniversary of the vesting commencement date and 1/16th of the total number of shares on each quarterly anniversary of the vesting commencement date thereafter, subject to continued service with us through each relevant vesting date.

(6)

The shares subject to the option are scheduled to vest over a four-year period as follows: 1/4th of the total number of shares on the one-year anniversary of the vesting commencement date and 1/48th of the total number of shares on each monthly anniversary of the vesting commencement date thereafter, subject to continued service with us through each relevant vesting date.

(7)

The shares subject to the option are scheduled to vest over a four-year period as follows: 1/4th of the total number of shares on the annual anniversary of the vesting commencement date and 1/16th of the total number of shares on each quarterly anniversary of the vesting commencement date thereafter, subject to continued service with us through each relevant vesting date

(8)

The shares subject to the restricted stock unit shall vest over a four-year period as follows: 1/4th of the total number of shares on the annual anniversary of the vesting commencement date and 1/16th of the total number of shares on each quarterly anniversary of the vesting commencement date thereafter, subject to continued service with us through each relevant vesting date.

(9)	This amount reflects the fair market value of our common stock of $33.10 per share, which was the closing price of our common stock on the NYSE on December 29, 2017.

2017 OPTION EXERCISES AND STOCK VESTED TABLE

The following table shows certain information regarding option exercises and stock vested with respect to the Named Executive Officers during the fiscal year ended December 31, 2017:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Joshua L. Coates	—	$—	—	$—
Steven B. Kaminsky	30,500	782,268	10,145	296,667
Mitchell E. Macfarlane	111,393	2,332,810	7,818	229,258
Matthew A. Kaminer	—	—	6,466	189,071
Marc T. Maloy (3)	187,018	5,575,521	5,599	153,551

(1)

The value realized is calculated as the difference between the market price at the time of exercise and the applicable exercise price of such options, multiplied by the number of shares underlying the options that were exercised.

(2)

The value realized equals the closing price of our common stock on each vesting date or, if the vesting date fell on a non-trading day, the closing price on the trading day immediately preceding the vesting date, multiplied by the number of shares that vest on that date.

(3)	Mr. Maloy resigned on October 8, 2017. Mr. Maloy’s last day of employment with the Company was November 6, 2017.

Pension Benefits

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by Instructure during 2017.

Nonqualified Deferred Compensation

Our named executive officers did not participate in, or earn any benefits under, a non-qualified deferred compensation plan sponsored by Instructure during 2017.

SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

We believe an important part of our executive compensation program and a factor in attracting and retaining talented executives is our severance and change of control arrangements. In August 2015, we entered into executive agreements with each of our named executive officers, other than Mr. Coates, and certain other employees.

The agreement with each named executive officer provides that if the employment of such officer is terminated for any reason other than cause, death or disability or the officer voluntarily resigns for good reason, he or she would be entitled to receive the following severance payments and benefits:

•	a payment equal to six months of such officer’s then-current base salary, paid over the six-month period following such officer’s separation from service;
•	reimbursement of COBRA premiums for such officer and his or her eligible dependents, if any, for a period of up to six months; and
•	a lump sum payment equal to 80% of such officer’s annual target bonus, pro-rated based on the number of full months of service in the year in which the separation of service occurs.

In addition, these agreements provide that if the employment of such officer is terminated for any reason other than cause, death or disability or if the officer voluntarily resigns for good reason within three months prior to (and contingent upon the consummation of the change in control) or 12 months after a change in control of the Company, such officer would be entitled to receive the following severance payments and benefits:

•	a payment equal to nine months of such officer’s then-current base salary, paid over the nine-month period following such officer’s separation from service;
•	reimbursement of COBRA premiums for such officer and his or her eligible dependents, if any, for a period of up to nine months;
•

a lump sum payment equal to 80% of such officer’s annual target bonus, pro-rated based on the number of full months of service in the year in which the separation of service occurs, provided that the effective date of termination is on or after March 31 of the year of termination; and

•	100% acceleration of vesting of all then-unvested equity awards held by such officer.

Payment of any severance payments and benefits is conditioned on the named executive officer’s timely execution of a general release of claims in our favor.

Potential Payments upon Termination or Change of Control

The amount of compensation and benefits payable to each named executive officer in various situations involving termination of employment has been estimated in the table below, which describes the potential payments and benefits upon employment termination for each executive as if his or her employment had terminated as of December 29, 2017, the last business day of Instructure’s fiscal year. See “—Severance and Change of Control Arrangements” above for a description of the compensation and benefits payable to the named executive officers in certain termination situations. The actual amount of compensation and benefits payable in any termination situation can only be determined at the time of the termination of the named executive officer's employment with us.

	No Change in Control Involuntary Termination without Cause or Resignation with "Good Reason"				Change in Control Involuntary Termination without Cause or Resignation with "Good Reason"
Name	Six Months of Base Salary	80% of Target Bonus	Six Months of COBRA Premiums	Total	Nine Months of Base Salary	80% of Target Bonus	Equity Award Vesting Acceleration(1)	Nine Months of COBRA Premiums	Total
Joshua L. Coates	$1	$—	$7,424	$7,425	$1	$—	$—	$11,136	$11,137
Steven B. Kaminsky	148,000	118,400	6,444	272,844	222,000	118,400	1,766,113	9,666	2,116,179
Mitchell E. Macfarlane	140,000	112,000	6,444	258,444	210,000	112,000	1,911,680	9,666	2,243,346
Matthew A. Kaminer	129,000	72,240	7,424	208,664	193,500	72,240	2,116,848	11,136	2,393,724

(1)

The dollar amount in this column represents: (a) the difference in the closing price of our common stock on December 29, 2017 ($33.10) with respect to the outstanding unvested options shares as of December 31, 2017, minus the exercise price of the outstanding unvested option shares, plus (b) the closing price of our common stock on December 29, 2017 ($33.10) with respect to unvested time-based restricted stock units as of December 31, 2017.

CEO Pay Ratio

In accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, set forth below is information about the relationship of the annual total compensation of Mr. Coates, our Chairman and Chief Executive Officer, and the annual total compensation of our employees.

For the 2017 calendar year:

The annual total compensation of Mr. Coates, as reported in the Summary Compensation Table was $1.00; and

The median total compensation of our employees (other than Mr. Coates) was $85,604.

Based on this information, for 2017 the ration of the annual total compensation of Mr. Coates to the median of the annual compensation of the 1,138 employees supporting the Company as of December 31, 2017 was approximately 1 to 85,604 as Mr. Coates has voluntarily elected not to accept any salary, bonus or equity incentive compensation (other than a base salary of $1.00 per year).

To identify the median of the annual total compensation of our employees, the following steps were taken:

•

It was determined that, as of December 31, 2017, the applicable employee populations consisted of 1,138. This population consisted of all of our full-time and part-time employees. We did not engage any independent contractors in 2017 that are required to be included in our employee population for the CEO pay ratio evaluation.

•

To identify our “median employee” from our employee population we compared the total earnings of our employees as reflected in our payroll records as reported on Form W-2 and applied this compensation measure consistently to all of our employees required to be included in the calculation. We did not make any cost of living adjustments in identifying the “median employee.”

•

Once we identified our median employee, we combined all elements of the employee’s compensation for 2017 resulting in an annual compensation of $85,604. The difference between such employee’s total earnings and the employee’s total compensation represents the estimated value of the employee’s health care benefits (estimated for the employee and such employee’s eligible dependents at $13,260 and the employee’s 401(k) matching contribution and profit sharing contribution (estimated at $1,000 per employee).

•	With respect to Mr. Coates, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table.

RISK ANALYSIS OF OUR COMPENSATION PROGRAMS

The Compensation Committee has reviewed our compensation programs and policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. The design of our compensation policies and programs encourage our employees to remain focused on both the short-and long-term goals of the Company. For example, while our cash bonus plans measure performance on an annual basis, our equity awards typically vest over a number of years, which we believe encourages our employees to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk- taking. The Compensation Committee believes that the balance of long-term equity incentive, short-term cash incentive bonus and base salary appropriately balances both the short and long term performance goals of the Company without encouraging excessive risk related behavior. While the Compensation Committee regularly evaluates our compensation programs, the Compensation Committee believes that its current balance of incentives both adequately compensates our employees and does not promote excessive risk taking.

Director Compensation

Non-Employee Director Compensation Policy

We believe it is essential for our long-term success to attract highly talented candidates to serve on our Board of Directors. Commensurate with this philosophy, the Board compensates its non-employee directors primarily with long-term equity- based compensation and also provides each with a cash fee on a quarterly basis. In June 2015, our Board of Directors adopted a non-employee director compensation policy, pursuant to which our non-employee directors are eligible to receive compensation for service on our Board of Directors and committees of our Board.

Cash Compensation

Pursuant to our non-employee director compensation policy, each non-employee director receives an annual cash retainer of $30,000 for serving on our Board of Directors. The chairperson and members of the three standing committees of our Board of Directors receive the following additional annual cash retainers:

Committee	Chairperson Fee	Member Fee
Audit Committee	$20,000	$7,500
Compensation Committee	10,000	5,000
Nominating and Corporate Governance Committee	7,500	3,500

All annual cash compensation amounts are payable in equal quarterly installments in arrears, on the last day of each fiscal quarter for which the service occurred, pro-rated based on the days served in the applicable fiscal quarter.

Each director may elect to receive his or her annual cash compensation in the form of restricted stock units, or RSUs. Such RSUs will be granted on the date of our annual stockholder meeting and will vest in full on the last market trading day immediately prior to the next annual stockholder meeting, subject to the director’s continued service through such vesting date.

Equity Compensation

Initial Grant. On the date of a non-employee director’s initial appointment to our Board of Directors, or if such date is not a market trading day, the first market trading day thereafter, such director will receive (1) a RSU with a value of $175,000, pro-rated based on the number of days that have elapsed as of the date of appointment since our last annual meeting of stockholders, or the Pro-rated Portion, plus (2) a RSU with a value of $175,000, or the Annual Portion. The value of the awards granted will be determined based on the fair market value per share of common stock on the applicable grant date. The Pro-rated Portion will vest in full on the last market trading day immediately prior to the next annual stockholder meeting following such director’s appointment, subject to the director’s continued service through such vesting date. The Annual Portion will vest on the last market trading day immediately prior to the second annual stockholder meeting following such director’s appointment. If a non-employee director is initially elected at an annual stockholder meeting, such director will receive a RSU with a value of $350,000. The award will vest as to 50% on the last market trading day immediately prior to our next annual stockholder meeting and 50% will vest on the last market trading day immediately prior to the second annual stockholder meeting following such election, subject, in each case, to the director’s continued service through such vesting date.

Biennial Grant. On the date of each annual stockholder meeting, each non-employee director who is continuing in office after the date of such meeting, and whose grant received in connection with our initial public offering, Initial Grant or most recent Biennial Grant, as applicable, has fully vested on the last market trading day immediately prior to the date of such annual stockholder meeting, will receive an RSU with a value of $350,000. The value of the awards granted will be determined based on the fair market value per share of common stock on the applicable grant date. The award will vest as to 50% on the last market trading day immediately prior to the next annual stockholder meeting and 50% will vest on the last market trading day immediately prior to the date of the following annual stockholder meeting, subject, in each case, to the director’s continued service through such vesting date.

Change in Control. All RSUs issued pursuant to the non-employee director compensation policy will vest in full upon a change in control or corporate transaction, each as defined in the 2015 Equity Incentive Plan, subject to the director’s continued service through the effective date of such transaction.

Director Compensation for 2017

The following table sets forth information regarding compensation earned by or paid to our non-employee directors during 2017. Mr. Coates did not receive any additional compensation for his service on our Board of Directors.

Name	Cash Compensation	Stock Awards(1)(2)	Total
Steven A. Collins	$55,000	$—	$55,000
William M. Conroy	43,500	349,982	393,482
Ellen Levy	33,500	349,982	383,482
Jim Steele	35,000	—	35,000
Kevin Thompson	37,500	—	270,290
Lloyd G. Waterhouse	45,000	349,982	394,982

(1)

The amounts in this column reflect the aggregate grant date fair value of each RSU granted during the year, computed in accordance with FASB ASC Topic 718. The grant date fair value of the RSUs granted to Mr. Conroy, Dr. Levy and Mr. Waterhouse on May 25, 2017 was $26.05.

(2)	The table below lists the aggregate number of shares subject to outstanding option and stock awards held by each of our non-employee directors as of December 31, 2017.

Name	Number of Shares Subject to Outstanding Options as of December 31, 2017	Number of Shares Underlying Restricted Stock Units as of December 31, 2017
Steven A. Collins	48,023	9,552
William M. Conroy	6,666	13,435
Ellen Levy	—	13,435
Jim Steele	—	6,623
Kevin Thompson	—	9,259
Lloyd G. Waterhouse	—	13,435

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plans as of December 31, 2017. All outstanding awards relate to our common stock.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options and RSUs	(b) Weighted- Average Exercise Price of Outstanding Options(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)
Equity compensation plans approved by security holders:
2010 Equity Incentive Plan(2)	1,679,453	$7.46	—
2015 Equity Incentive Plan(3)(4)	1,846,517	17.39	1,926,822
2015 Employee Stock Purchase Plan(5)	—	N/A	352,631
Equity compensation plans not approved by security holders:	24,329	N/A	—
Total	3,550,299	N/A	2,279,453

(1)	Excludes RSU awards because they have no exercise price.
(2)	As of November 12, 2015, the date of our initial public offering, no further shares were available for issuance under our 2010 Equity Incentive Plan.
(3)	Consists of 1,515,470 shares of our common stock subject to RSU awards and options to purchase 331,047 shares of common stock.
(4)

Our 2015 Equity Incentive Plan includes provisions providing for an annual increase in the number of securities available for future issuance on the first day of each fiscal year, equal to the least of: (a) 4.5% of the outstanding shares of capital stock as of the last day of the immediately preceding fiscal year; and (b) such lesser amount as the Board of Directors may determine.

(5)

Our 2015 Employee Stock Purchase Plan includes provisions providing for an annual increase in the number of securities available for future issuance on the first day of each fiscal year, equal to the least of: (a) 1% of the outstanding shares of common stock on the first day of such fiscal year; (b) 333,333 shares of common stock; and (c) such lesser amount as the Board of Directors may determine.

Transactions with Related Persons

Other than compensation arrangements for our directors and named executive officers, which are described elsewhere in this proxy statement, below we describe transactions since January 1, 2017 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and
•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Investor Rights Agreement

We are party to an amended and restated investor rights agreement with holders of our common stock, including our Chief Executive Officer.

The registration of shares of our common stock pursuant to the exercise of registration rights would enable the holders to sell these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts and selling commissions, of the shares registered pursuant to the demand, piggyback and Form S-3 registrations.

Indemnification Agreements

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provides that we will indemnify our directors and executive officers to the fullest extent permitted under Delaware law. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them.

Related-Person Transactions Policy and Procedures

Our Board of Directors has adopted a formal written policy that our executive officers, directors, key employees, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, is not permitted to enter into a related-party transaction with us without the prior consent of our Audit Committee, or other independent body of our Board of Directors in the event it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee will consider the relevant facts and circumstances available and deemed relevant to our Audit Committee, including, but not limited to, whether the transaction will be on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related-party’s interest in the transaction.

All of the transactions described in this section were entered into prior to the adoption of this policy. Although we have not had a written policy for the review and approval of transactions with related persons, our Board of Directors has historically reviewed and approved any transaction where a director or officer had a financial interest, including the transactions described above. Prior to approving such a transaction, the material facts as to a director’s or officer’s relationship or interest in the agreement or transaction were disclosed to our Board of Directors. Our Board of Directors took this information into account when evaluating the transaction and in determining whether such transaction was fair to us and in the best interest of all our stockholders.

Householding Of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are Instructure stockholders may be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Instructure. Direct your written request to Corporate Secretary, Instructure, Inc., 6330 South 3000 East, Suite 700, Salt Lake City, UT 84121 or contact Corporate Secretary, Instructure, Inc. at (800) 203-6755. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Matthew A. Kaminer
Senior Vice President, General Counsel and Secretary

April 6, 2018

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2017 is available without charge upon written request to: Corporate Secretary, Instructure, Inc., 6330 South 3000 East, Suite 700, Salt Lake City, UT 84121.C

Instructure, Inc. IMPORTANT ANNUAL MEETING INFORMATION Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2 and 4 and “1 Year” for Proposal 3. 1. Election of Directors: For Withhold For Withhold For Withhold 01 - Joshua L. Coates 04 - Ellen Levy 02 - Steven A. Collins 05 - Kevin Thompson 03 - William M. Conroy 06 - Lloyd G. Waterhouse 2. To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement. 4. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2018. For Against Abstain 3. To approve, on an advisory basis, the frequency of solicitation of future advisory votes to approve named executive officer compensation. 1 Year 2 Years 3 Years Abstain B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 02T24B 1 U P X +

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Instructure, Inc. Notice of 2018 Annual Meeting of Stockholders 6330 South 3000 East Suite 700 Salt Lake City, UT 84121 Proxy Solicited by Board of Directors for Annual Meeting — May 24, 2018 Joshua L. Coates, Matthew A. Kaminer, Steven B. Kaminsky, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Instructure, Inc. to be held on May 24, 2018 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the nominees in Proposal 1, FOR Proposals 2 and 4 and “1 Year” for Proposal 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)